Filed Pursuant to Rule 424(b)(7)

Registration No. 333-283818

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 29, 2025)

2,014,001 Warrants to Purchase up to 2,014,001 Shares of Common Stock

Up to 2,014,001 Shares of Common Stock underlying the 2,014,001 Warrants

Unless otherwise stated, all references in this prospectus supplement to “we,” “us,” “our,” “PodcastOne,” the “Company” and similar designations refer to PodcastOne, Inc.

This prospectus supplement updates the prospectus dated January 29, 2025 (the “Prospectus”), relating to the resale, from time to time, by the selling stockholders identified in the prospectus (together with any of such stockholders’ transferees, pledgees, donees or successors) (the “Selling Stockholders”) of up to (i) 2,014,001 warrants to purchase up to an aggregate of 2,014,001 shares of PodcastOne’s common stock, $0.00001 par value per share (the “common stock”), exercisable at a price of $3.00 per share (subject to adjustment as provided therein) (the “Bridge Warrants” or “Warrants”), and (ii) up to 2,014,001 shares of common stock issuable upon the exercise of the 2,014,001 Warrants (the “Shares” and together with the Warrants, the “Securities”) held by the Selling Stockholders.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 6 of the Prospectus and any similar section contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement or the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2026.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the caption “Selling Stockholders” in the Prospectus. This prospectus supplement includes information with respect to selling stockholders not previously listed in the prospectus.

The following table sets forth information, as of June 8, 2026, with respect to the Selling Stockholders named below, regarding the number of (i) Warrants and (ii) shares of common stock acquired, or acquirable, by such Selling Stockholders as a result of: (x) an assignment on May 20, 2026 by Warberg WF X LP to Warberg WF XIV LP of Warrants exercisable for up to 36,667 shares of common stock; and (y) an assignment on May 20, 2026 by Warberg WF XI LP to Warberg WF XIII LP of Warrants exercisable for up to 36,667 shares of common stock. Such information is based on information provided by or on behalf of the selling stockholder and is accurate to the best of our knowledge as of June 8, 2026.

The number of shares in the column “Number of shares of common stock beneficially owned prior to offering” represents the number of shares of common stock that are actually owned as of the date of this prospectus supplement, and does not represent the number of shares that such Selling Stockholder may otherwise be obligated to report as “beneficially owned” by such Selling Stockholder under other rules of the SEC. Please refer to the section titled “Security Ownership of Certain Beneficial Owners and Management” in our Proxy Statement for our 2025 Annual Meeting of Stockholders filed with the SEC on July 17, 2025 for information regarding beneficial ownership.

The table set forth under the caption “Selling Stockholders” in the Prospectus is hereby supplemented as follows:

	Warrants			Shares of Common Stock
Name	Warrants with the following number of underlying shares beneficially owned prior to offering#	Warrants with the following number of underlying shares registered for sale hereby#	Warrants with the following number of underlying shares owned after this offering	Number of shares of common stock beneficially owned prior to offering†	Maximum Number of shares of common stock registered for sale hereby†£#	Number of shares of common stock beneficially owned after offering§	Percentage of common stock beneficially owned after offering††
Warberg WF XIII LP (32)	36,667	36,667	—	—	36,667	—	*
Warberg WF XIV LP (33)	36,667	36,667	—	—	36,667	—	*

(32)	Represents 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Warberg Asset Management LLC is the Managing Member of Warberg WF XIII LP and Daniel Warsh may be deemed to have voting or investment control over these Securities. The principal business address of Warberg WF XIII LP is 716 Oak Street, Winnetka, IL 60093. Mr. Warsh disclaims beneficial ownership in such Securities, except for his pecuniary interest therein.
(33)	Represents 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Warberg Asset Management LLC is the Managing Member of Warberg WF XIV LP and Daniel Warsh may be deemed to have voting or investment control over these Securities. The principal business address of Warberg WF XIV LP is 716 Oak Street, Winnetka, IL 60093. Mr. Warsh disclaims beneficial ownership in such Securities, except for his pecuniary interest therein.